Exhibit 10.1

Novo Energies Corporation 750 Cote de Place d'Armes, Suite #64
Montreal QC H2Y 2X8  Canada
1-514-840-3697 eFax: 1-917-591-8886

Technology Co-Operation Agreement

between

Novo Energies Corporation

and

Novo Energies International, Ltd.

THIS AGREEMENT made and entered into this 28th day of May, 2010, by and between Novo Energies Corporation, a Florida corporation, having its principal place of business at 750 Cote de Place d'Armes, Suite #64, Montreal QC H2Y 2X8 Canada (hereinafter referred to as "NEC") and Novo Energies International, Ltd., a Hong Kong based company, having its principal place of business at 1301 Bank of America Tower, Suite 1122  12 Harcourt Road, Central Hong Kong (hereinafter referred to as "NEI").

WITNESSETH

WHEREAS, NEC has developed and designed a technologies based upon technical Know-how and intellectual property rights which converts waste plastic and tires into energy and other by products commodities, such as carbon black, recovered steel, liquid fuels including but not limited to diesel and fuel additives (hereinafter "NEC's Technology); and

WHEREAS, NEI is desirous of obtaining a right to utilize for commercial purposes NEC's Technology in the Territory (as hereinafter defined) and to have NEC render technical assistance to NEI which is necessary to replicate NEC's Technology in the Territory; and

WHEREAS, NEC is willing to grant to NEI a right to utilize NEC's Technology in the Territory and render to NEI technical assistance, which are necessary for the replication of NEC's Technology in the Territory.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

Whenever used in this Agreement, unless otherwise clearly required by the context, the following terms shall have the meanings set forth in this Article and no other.

(a) The term "Territory" means the entire world except for all of the Americas including all of the countries of North America, Central America and South America including but not limited to the United States, Canada and Mexico ("NEC's Territory"), which are specifically the sole territory of NEC. It is further agreed that should either party be presented with any opportunities in the other party's territory, the party agrees to present those opportunities to the party having the rights to that territory.

(b) The term "NEC's Technology" is:

i)    Specified in Exhibit A attached hereto and made a part hereof; and

ii)     Carrying the trademark "NEC" or other marks owned by NEC or other marks designated by NEC.

(c) The term "Know-how" means any or all secret processes, secret formulae and confidential technical data, confidential manufacturing procedures and methods, which NEC has as of the date of this Agreement and/or may during the term of this Agreement have as a result of NEC's research or practical experience through its own operation of NEC's Technology.

(d) The term "Intellectual Property Rights" means any or all rights in the Territory under patents, utility models, designs, and copyrights, which NEC owns as of the date of this Agreement in connection with NEC's Technology.

ARTICLE 2. GRANT OF RIGHT

(a) NEC hereby agrees to grant to NEI the right to all of NEC's Technology in the Territory including but not limited to building and operating facilities incorporating all or any portion of NEC's Technology and receiving revenues based upon NEC's Technology, under the Know-how and Intellectual Property Rights. (In case NEI desires to appoint another party to assemble and manufacture a facility incorporating NEC's Technology, both parties shall discuss and agree to the terms and conditions for such appointments.)

(b) The Know-how and Intellectual Property Rights granted to NEI hereunder shall be used by NEI for the sole purpose of building and operating facilities incorporating all or any portion of NEC's Technology and receiving revenues based upon NEC's Technology in the Territory in accordance with the terms and conditions hereof and if NEI uses the Know-how and/or Intellectual Property Rights for any other purposes, NEC shall have the right, without prejudice to NEC's rights and remedies under this Agreement or applicable laws, to demand a royalty..  It is specifically understood between the parties hereto that the use thereof by NEI for any other purposes shall be deemed to be a material breach of this Agreement.

(c) NEC hereby only warrants to NEI that the Know-how and other technical information disclosed and furnished to NEI by NEC hereunder shall be sufficient to permit competent persons utilizing the Know-How and Intellectual Property to build and operates facilities utilizing NEC's Technology; NEC shall not be responsible for NEC's Technology thus assembled or operated hereunder, nor shall NEC be liable for damages arising out of or resulting from anything made available hereunder or the use thereof or NEC's approval, consent, certification or confirmation given to NEI nor shall NEC be liable to NEI for a loss of profit or any consequential damages under any circumstances.

(f) If NEI determines to discontinue the operation of any facility utilizing NEC's Technology in the Territory for any reason, NEC shall be given the right of first refusal to operate the facility in which case NEI shall not receive any payments from NCE for any reason whatsoever.

(g) Under no circumstances shall NEC be responsible for financing or providing any capital in order for NEI to understand or utilize NEC's Technology or selecting the locations where NEI will utilize NEC's Technology in the Territory. NEI shall be solely responsible for financing the Plants, securing raw material to be used in the Plants, and accounting and budgeting for the Plants. However, NEC agrees to make its management and staff available to NEI to assist NEI in this regard, provided that NEC's management and staff has available time and further that NEI shall reimburse NEC for all expenses to be incurred in this connection including a reasonable fee for management and staff of NEC to be negotiated on a case by case basis.

ARTICLE 3. DISCLOSURE OF KNOW-HOW AND OTHER TECHNICAL INFORMATION: TECHNICAL ASSISTANCE & SERVICES

Upon the written request of NEI and to the extent then available at NEC and NEC thinks fit, NEC shall disclose and furnish to NEI the Know-how and other technical information and technical assistance and services as specified below at NEI's sole cost and expense.

i) For the setting-up of NEI's facility ("Plant"):
a- Layout drawings for each process in the Plant;
    b- Advice on the process layout of NEI's Plant (if necessary) and advice on procurement of the machines, equipment, testers and tools required;
c- Layout drawings for the installation of the machines and equipment;
d- Advice on total required electricity, gas and/or water in the Plant; e- Plans of required number of personnel;

ii)     For each model of the NEC's Technology:
a- Specifications of NEC's Technology; b- Schematic diagrams;
c- Draft of instruction manual (written in English);
d- Advice on method and/or standard of quality control (key point and standard) e- Process flow chart;
f- Proposal or idea of inspection procedure of NEC's Technology; g- Advice on procurement;
h- Assistance for field test of the NEC's Technology (if necessary).

iii)       Dispatch of NEC's technical instructor to NEI, and/or training of NEI's engineers at NEI's facility or its pursuant to Articles 4 and 5 hereof to facilitate the disclosure and provision of the Know-how and other technical information;

iv)       NEC or its engineers or technicians shall operate and manage NEI's Plant for as long as required by NEI at NEI's sole cost and expense. NEI shall be responsible for supplying all raw material and energy for the Plant at its sole cost and expense. NEI shall be solely responsible for selling and invoicing for any finished products produced at NEI's Plant; and

v) NEC and NEI's investors shall each be permitted to appoint an equal number to the Board of Directors of NEI. The Board of Directors shall collectively select another person to be the Chairman of the Board of Directors.

ARTICLE 4 TRAINING OF NEC'S ENGINEERS AT THE PLANT

(a) Upon NEI's prior written request and to the extent then available and as NEC thinks fit, NEI agrees to give a reasonable number of NEI's engineers (hereinafter called the "Trainee") such technical training as NEC thinks appropriate at the Plant for a reasonable period of time in relation to the assembly and manufacture of the NEC's Technology.

(b) NEI shall reimburse NEC for all expenses to be incurred in this connection. It is expressly agreed that NEC shall be under no liability to the Trainee and/or NEI for any injuries and damages to the Trainee's health in mind and body and property which he may suffer regardless of whether he is in the premises of NEC or not.

(c) Training hours, holidays and other conditions and regulations of work for the Trainee to be trained by NEC at the Plant shall be based on such Plant's working conditions and regulations. No Trainee shall be considered for any purpose to be an employee of NEC.

ARTICLE 5. DESPATCH OF NEC'S TECHNICAL INSTRUCTOR

(a) Upon NEI's prior written request or NEC's written recommendation made from time to time during the term of this Agreement and where both parties concurrently deem it appropriate and necessary, NEC agrees to dispatch to NEI and NEC agrees, for a reasonable period of time a reasonable number of engineer(s) and/or specialist(s) (hereinafter called the "Instructor") to more effectively and efficiently disclose and furnish the Know-how and other technical information and to give technical guidance and instructions to NEI in relation to the assembly and operation of NEC's Technology hereunder including evaluation of any material to be used by NEI as well as scoping of the Plant. The time and period of dispatch of the Instructor shall be decided by mutual consultation of the parties hereto.

(b) All necessary costs and expenses incurred in connection with the dispatch of the Instructor shall be borne and paid by NEI.

(c) NEI take necessary steps to obtain (or help to obtain as the case may be) from the authorities concerned the entrance visa into the Territory of the Instructor and NEI shall use its best efforts to help the Instructor in carrying out all customs clearance procedures for entry into and departure from the Territory of the Instructor and to give all necessary facilities and assistances to the Instructor in the Territory.

(d) All the detailed terms and conditions in connection with all the preceding paragraphs of this Article and other necessary matters (including a guarantee of status by NEI of the Instructor) in relation to the dispatch of the Instructor shall be in accordance with a separate agreement to be executed between the parties hereto.

ARTICLE 6. SECRECY

NEI shall, and shall keep strictly confidential all the Know-how and all other information furnished or made available by NEC, whether in written, oral or any other form or forms, under this Agreement (or any previous agreement, if any, similar thereto), both during the term hereof and thereafter. NEI agrees that it shall not without the prior written consent of NEC disclose in any manner to anyone other than their own employees who will be using them in the construction and operation of any plant utilizing NEC's Technology.

Notwithstanding the foregoing provisions, NEC agrees that NEI may disclose the contents of this Agreement as may be required by law, including but not limited to the disclosure of this Agreement as may be required by the United States Securities and Exchange Commission or any other regulatory body.

ARTICLE 7. IMPROVEMENTS

All the technical information on ordinary improvements in or in connection with NEC's Technology made by either party shall be furnished to the other party during the term of this Agreement.

Both parties will make a best effort including every possible advice or support by NEC in maintaining the competitiveness of the NEC's Technology on the market in the Territory.

ARTICLE 8. ROYALTYAND INVESTMENTS

In consideration of the Know-how and other technical information granted to NEI hereunder, NEI shall deliver to NEC 12.5% of the outstanding shares of NEI. These shares shall have anti-dilutive rights up to and including such time as NEI raises a minimum of £3,000,000. Thereafter, these shares shall no longer have anti-dilutive rights.

ARTICLE 9. VALIDITY AND INFRINGEMENT

(a) NEI shall have no right to apply for registration of any intellectual property rights in the Territory or any other country with regard to the Know-how and other technical information made available or furnished by NEC hereunder, or to apply itself as the registered licensee or user of any of the Intellectual Property Rights.

(b) NEI shall promptly notify NEC of any and all infringements, imitations or illegal use of the Intellectual Property Rights and of any statements or action made or done by any person, firm or corporation disputing or impairing NEC's interest in and title to any of the Intellectual Property Rights.

(c) Whenever in the opinion of NEC, any action is necessary or advisable to insure the protection or prevention against such infringements, imitations or illegal use of any Intellectual Property Rights, (i) NEC may take ant action in the courts, administrative agencies or otherwise, and (ii) upon the request of NEC and subject to and within the scope of NEC's agreement to reimburse NEI for any expenses to be incurred by NEI, NEI shall take whatever action is deemed necessary by NEC to insure such protection or prevention. NEC shall not be obligated to take any action against such infringements, imitations or illegal use and shall have no liability to NEI. NEI shall take no action with respect to any infringement, imitation or illegal use of any Intellectual Property Rights unless requested by NEC to do so. In any circumstances all the proceeds or recovery of any damages awarded in such action shall accrue to NEC.

(d) In the event, however, that NEI is threatened or involved in any infringement or other like litigation in the Territory, by reason of its exercise of rights acquired under this Agreement, NEC will render to NEI such assistance as NEC, in its sole discretion, deems appropriate in defending such litigation or threatened litigation at the expense of NEI. NEC shall, in view of that the amounts of Royalties mentioned in Article 8 is a consideration only for the Intellectual Property Rights, the Know-how and other technical information necessary for the construction and operation of a Plant utilizing NEC's Technology not be held responsible by NEI (i) for infringement of any patent, utility model right, design, copyright or other intellectual property rights of third parties, or damages or cost involved in any proceeding based on such infringements, (ii) for the validity of any Intellectual Property Rights granted hereunder, or the inability of NEI to use such Intellectual Property Rights or Know-how because of any patent, utility model right, design, copyright or other intellectual property rights of third parties or (iii) for any additional royalties or obligations incurred by NEI because of any patent, utility model right, design, copyright or other intellectual property rights of third parties.

(e) In the event that NEC becomes or is made, whether by judicial declaration, settlement, agreement of the relevant parties or in any other manner, responsible for or liable to pay damages, costs, royalties or any other compensation or consideration or to perform any other obligation, whether in respect of past, present or future acts or circumstances (the "Obligation"), to a third party with respect to or arising out of an infringement or alleged infringement of any patent, utility model right design, copyright or any other intellectual property right of the third party in the Territory resulting from the operation by NEI of the Plant NEC's Technology hereunder, NEI shall indemnify and hold harmless NEC in full, or in part as may be determined by NEC in its sole discretion, with respect to the Obligation to be paid to or performed for the benefit of the third party. NEC may, in its sole discretion, determine the manner in which such indemnification by NEI shall be made. In exercising its discretion pursuant to this paragraph, NEC shall give due consideration to the contribution of each party, the particular circumstances of the Obligation and the profit and other benefits received by each party hereto in respect of the subject matter of this Agreement.

ARTICLE 10. APPROVAL OF GOVERNMENT

Each party shall obtain the official approval of its government on this Agreement, if such approval is necessary to perform this Agreement. Each party shall inform the other party of the date of approval of the government together with a copy of such approval (accompanied by English translation if not provided in English) immediately after it is obtained.

ARTICLE 11. DURATION OF AGREEMENT

This Agreement shall be deemed to have been come into force on the date first set forth above and unless earlier terminated in accordance with the provisions hereof, shall continue in force and effect for ten (10) years. It is understood by the parties hereto that this Agreement shall be, either automatically or with amendment or modification (if any) and subject to any necessary government approval, renewed thereafter on additional (10) year terms, unless either of the parties hereto gives the other party at least one year prior written notice to terminate this Agreement before the expiration of the initial term or any extended term of this Agreement. If such prior written notice is made by either party, then this Agreement shall terminate on the initial or as the case may be, duly extended expiration date of this Agreement.

ARTICLE 12. TERMINATION

(a) In the event of the occurrence of any of the following events to either party the other party may forthwith terminate this Agreement and/or any other agreement concluded under or in connection with this Agreement by sending a written notice to the first party by registered air mail or Federal Express:

i) If either party hereto continues in default of any material obligation imposed on it herein and/or therein for more than two (2) months after written notice has been dispatched by registered airmail or Federal Express by the other party requesting the party in default to remedy such default;

ii)     If either party hereto is subjected to compulsory execution, public auction, coercive collection for its arrearage of taxes or public imposts, or suspension of business by public authorities, or appointment of any receiver or trustee of itself or any substantial portion of its property, or if an application or petition is submitted against either party for bankruptcy, corporate arrangement or commencement of corporate reorganization, or if either party hereto files voluntarily against it an application or petition for bankruptcy, corporate arrangement or commencement of corporate reorganization or composition, or if either party hereto adopts a resolution for discontinuance of its business or for a substantial decrease of its capital or for dissolution or merger into another company, or makes general assignment for the benefit of creditors, or if either party hereto becomes unable to pay debts, or if either party hereto is declared default of any material contract between it and any third party and such contract is cancelled or its payment obligation under such contract is accelerated;

iii)       If, due to any substantial change in ownership, management or effective control of either party or in the objects of the company stated in the Memorandum of Association or Articles of Incorporation or a similar document of either party, (1) there exist, or in the reasonable opinion of the other party there is any ground to suspect the existence of, any obstacles to the effective continuance of this Agreement, or (2) there occurs a situation which in the reasonable opinion of the other party would be detrimental to its interests; or

iv)       If there is any other material cause justifying either party to terminate this Agreement, such as material and irreparable injury to goodwill or reputation by the other party, commission by other party of a fraud on or betrayal of confidence in or criminal act against the first party, disclosure or divulgence by the other party of the first party's confidential information.

(b) In the event of termination of this Agreement for any reason whatsoever:

 i)     NEI shall promptly return to NEC all specified documents and tangible property supplied by or belonging to NEC in connection with this Agreement and shall cause and NEI to keep confidential all information received from NEC hereunder.

ii)     NEI shall promptly discontinue the use of the Know-how and other confidential information and the Intellectual Property Rights and shall promptly discontinue the sale of any product utilizing NEC's Technology.

    iii)    All sums including those accrued pursuant to Articles 4, 5 and 8 hereof shall become immediately due and payable.

(c) In the event that either party defaults in the due performance of its obligations hereunder or under any agreement made pursuant hereto or in respect hereto, or in the event that this Agreement is terminated pursuant to paragraph (a) of this Article, then the other party or the party dispatching a notice of termination pursuant to paragraph (a) of this Article (collectively the "Affected Party") may demand compensation from the first party for the losses and damages incurred or suffered by the Affected Party as a result of any such default or termination.

(d) Except as otherwise provided elsewhere in this Agreement any termination of this Agreement shall be without prejudice to any right and remedy which shall have accrued to either party under or in connection with this Agreement prior to such termination.

ARTICLE 13. ASSIGNMENT

Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part or any right or obligation hereunder to any individual, firm or corporation without the prior written consent of the other party.

ARTICLE 14. NOTICES

(a) Except as otherwise provided herein all notices to be given or made under this Agreement shall be in writing and sent by registered airmail or Federal Express and addressed to the principal office of the parties indicated hereinabove or to such other address as either party may hereafter furnish to the other party in writing.

(b) All notices shall be deemed to have been given or made on the day of dispatch.

ARTICLE 15. ANNOUNCEMENTS

No party to this Agreement shall disclose or make any public or private announcement of the terms of this Agreement or the proposed transaction contemplated, without the prior written approval of the other party unless required by applicable law, which consent shall not be unreasonably withheld, except that both Parties specifically agree to publish a joint press release announcing the execution of this Agreement and the Closing (when completed). The foregoing shall not restrict in any respect either party's ability to communicate information concerning this Agreement and the transactions contemplated hereby to such party's respective affiliates', officers, directors, employees and professional advisers, and, to the extent relevant, to third parties whose consent is required or necessary in connection with the transaction contemplated by this Contact, including potential investors, lenders, etc.

ARTICLE 16. ENTIRE AGREEMENT

This Agreement constitutes the entire and only agreement between the parties hereto as to the subject matter contained herein and supersedes all previous understandings, commitments and agreements whether oral or written relating to the subject matter hereof, and no modification, amendment or supplement of this Agreement shall be binding upon the parties hereto except by mutual express written consent of subsequent date signed by an authorized representative or officer of each of the parties hereto.

ARTICLE 17. ARBITRATION

Any dispute arising from the execution of, or in connection with, this Agreement shall be settled through friendly consultation between the parties. If the dispute cannot be settled within sixty (60) days from the first date of consultation, the dispute shall be settled by arbitration consisting of three (3) arbitrators. Arbitration shall be held in New York, NY under the International Arbitration Rules of the American Arbitration Association. The award rendered by the arbitration shall be final and binding upon the parties and may be entered by any court having jurisdiction. If either Party employs an attorney to enforce any term, to collect any amount due, or to resolve any controversy, dispute, or claim arising out of or related to this Contract, the prevailing Party will be entitled to collect reasonable attorneys' fees and costs from the other Party.

ARTICLE 18. GOVERNING LAW

It is mutually agreed that the terms of this Agreement and the performance hereunder shall in all respects be governed, construed and interpreted in accordance with the laws of Quebec, Canada excluding its provisions regarding conflict of laws.

ARTICLE 19. MISCELLANEOUS

(a) SEPARABILITY: The parties hereto agree that, in the event of one or more of the provisions hereof being subsequently declared invalid or unenforceable by court or administrative decisions, such invalidity or unenforceability shall not in any way affect the validity or enforceability of any other provisions hereof except those which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such other provisions.

(b) WAIVER: A waiver by a party hereto of any particular provision hereof shall not be deemed to constitute a waiver in the future of the same or any other provision of this Agreement.

(c) EXPENSES: Unless otherwise expressly agreed herein or otherwise in writing by the parties hereto, each party shall bear all losses, damages, expenses, disbursements and liabilities incurred or made by itself or any other investment made by itself in connection with or in pursuance of this Agreement, and neither party shall be entitled to compensation or remedy of any kind whatsoever from the other party for the said losses, damages expenses, disbursements, liabilities or investment whether on termination of this Agreement for any reason whatsoever or otherwise unless otherwise expressly agreed upon in writing by the other party.

(d) INDEMNITY: NEI shall defend, indemnify and hold harmless NEC from and against any and all actions, claims, demands, suits, losses, damages, costs, expenses and judgments (including attorney's fee thereof) by whomever made, brought or prosecuted and in any manner based upon, arising out of, related to, occasioned by or attributable to any breach by NEI of any provisions of this Agreement or any act or omission by NEI its employees or agents in the performance thereof.

(e) RESTRICTED OBLIGATION: NEC assumes, by implication or otherwise, no obligation, liability or responsibility other than those expressly set forth in this Agreement.

(f) TITLE: The titles of Articles in this Agreement have been inserted for convenience only and shall in no way be used in the interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives or officers duly authorized thereunto as of the date first noted above.

NOVO ENERGIES CORPORATION    NOVO ENERGIES INTERNATIONAL, LTD.

Name: Antonio Treminio                        Name: Rupert Halow
Title: Chief Executive Officer                      Title: Director - Corporate Finance